Exhibit 99.1

HCL Technologies to Acquire Select IBM Software Products for $1.8B

ARMONK, NY and NOIDA, INDIA — December 6, 2018 - IBM (NYSE:IBM) and HCL Technologies (HCL) today announced a definitive agreement under which HCL will acquire select IBM software products for $1.8 billion. The transaction is expected to close by mid-2019, subject to completion of applicable regulatory reviews.

The software products in scope represent a total addressable market of more than $50 billion and include:

•                  Appscan for secure application development,

•                  BigFix for secure device management,

•                  Unica (on-premise) for marketing automation,

•                  Commerce (on-premise) for omni-channel eCommerce,

•                  Portal (on-premise) for digital experience,

•                  Notes & Domino for email and low-code rapid application development, and

•                  Connections for workstream collaboration.

HCL and IBM have an ongoing IP Partnership for five of these products.

“We continue to see great opportunities in the market to enhance our Mode-3 (Products and Platforms) offerings. The products that we are acquiring are in large growing market areas like Security, Marketing and Commerce which are strategic segments for HCL. Many of these products are well regarded by clients and positioned in the top quadrant by industry analysts.” said C Vijayakumar, President & CEO, HCL Technologies.

He further added, “The large-scale deployments of these products provide us with a great opportunity to reach and serve thousands of global enterprises across a wide range of industries and markets. I am confident that these products will see good growth trajectory backed by our commitment to invest in product innovation coupled with our strong client focus and agile product development. In addition, we see tremendous potential for creating compelling ‘as-a-service’ offerings by combining these products with our Mode-1 and Mode-2 services”.

“Over the last four years, we have been prioritizing our investments to develop integrated capabilities in areas such as AI for business, hybrid cloud, cybersecurity, analytics, supply chain and blockchain as well as industry-specific platforms and solutions including healthcare, industrial IOT, and financial services. These are among the emerging, high-value segments of the IT industry. As a result, IBM is a leader in these segments today,” said John Kelly, IBM senior vice president, Cognitive Solutions and Research. “We believe the time is right to divest these select collaboration, marketing and commerce software assets, which are increasingly delivered as stand-alone products. At the same time, we believe these products are a strong strategic fit for HCL, and that HCL is well positioned to drive innovation and growth for their customers.”

About HCL Technologies

HCL Technologies (HCL) is a leading global technology company that helps global enterprises re—imagine and transform their businesses through Digital technology transformation. HCL operates out of 43 countries and has consolidated revenues of US$ 8.2 billion, for 12 Months ended 30th September 2018. HCL focuses on providing an integrated portfolio of services underlined by its Mode 1—2—3 growth strategy. Mode 1 encompasses the core services in the areas of Applications, Infrastructure, BPO and Engineering & R&D services, leveraging DRYiCE™ Autonomics to transform clients’ business and IT landscape, making them ‘lean’ and ‘agile’. Mode 2 focuses on experience—centric and outcome—oriented integrated offerings of Digital & Analytics, IoT WoRKS™, Cloud Native Services and Cybersecurity & GRC services to drive business outcomes and enable enterprise digitalization. Mode 3 strategy is ecosystem—driven, creating innovative IP—partnerships to build products and platforms business. HCL leverages its global network of integrated co-innovation labs and global delivery capabilities to provide holistic multi—service delivery in key industry verticals including Financial Services, Manufacturing, Telecommunications, Media, Publishing, Entertainment, Retail & CPG, Life Sciences & Healthcare, Oil & Gas, Energy & Utilities, Travel, Transportation & Logistics and Government. With 127,875 professionals from diverse nationalities, HCL focuses on creating real value for customers by taking ‘Relationships Beyond the Contract’. For more information, please visit www.hcltech.com

About IBM

For more information, please visit ibm.com

Contacts

HCL Technologies

Meenakshi Benjwal at Meenakshi.benjwal@hcl.com

IBM

Ian Colley at colley@us.ibm.com